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Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

        We consent to the use of our report dated February 17, 2006, with respect to the consolidated financial statements of Ares Capital Corporation and our report dated May 12, 2006 on the senior securities table of Ares Capital Corporation, included herein, and to the references to our firm under the headings "Selected Financial and Other Data" and "Independent Registered Public Accounting Firm" in the registration statement.

/s/ KPMG LLP

Los Angeles, California
February 9, 2007

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Consent of Independent Registered Public Accounting Firm